Exhibit 5.1

OPINION OF CLIFFORD CHANCE US LLP

AS TO THE LEGALITY OF THE SECURITIES BEING REGISTERED

January 16, 2024

Greenbacker Renewable Energy Company LLC

230 Park Avenue, Suite 1560

New York, NY 10169

Ladies and Gentlemen:

We have acted as counsel to Greenbacker Renewable Energy Company LLC, a Delaware limited liability company (the “Company”), in connection with the offer and sale by the Company of up to $20,000,000 of its limited liability company interests (the “Shares”), consisting of Class A Shares, Class C Shares and Class I Shares, issuable pursuant to the Company’s Third Amended and Restated Distribution Reinvestment Plan (the “DRP”). The Shares are being sold pursuant to the Company’s registration statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and in accordance with the DRP.

In rendering the opinion expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate. In examining all such documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us purporting to be originals, and the conformity to the respective originals of all documents submitted to us as certified, telecopied, photostatic or reproduced copies or in portable document format. As to certain factual matters relevant to the opinion set forth below, we have, with your permission, relied upon certificates of officers of the Company and public officials.

Based on the foregoing, and such other examination of law and fact as we have deemed necessary, we are of the opinion that (a) the Shares have been duly and validly authorized and, when issued and delivered by the Company upon receipt of the consideration therefor as provided in, and otherwise in accordance with, the DRP, the Shares will be legally issued and (b) under the Delaware Limited Liability Company Act, the holders of the Shares will have no obligation to make further payments or contributions to the Company solely by reason of their ownership of Shares, except for their obligation that may arise in the future to repay any funds wrongfully distributed to them as provided under the Delaware Limited Liability Company Act or pursuant to the Fifth Amended and Restated Limited Liability Company Operating Agreement of the Company.

The opinion set forth in this letter relates only to the Delaware Limited Liability Company Act. We express no opinion as to the laws of another jurisdiction and we assume no responsibility for the applicability or effect of the law of any other jurisdiction.

This letter has been prepared for your use in connection with the Registration Statement and is based upon the law as in effect and the facts known to us on the date hereof. We have not undertaken to advise you of any subsequent changes in the law or of any facts that hereafter may come to our attention.

We consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and to the references to us under the caption “Legal Matters” in the prospectus, which is a part of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Clifford Chance US LLP

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